LICENSE AGREEMENT

This License Agreement (the "Agreement") is entered into and made effective as of this 1 day of January 2005, (the "Effective Date") by and among **TRYON LABORATORIES, INC.**, a Delaware corporation ("Tryon"), and **CORNERSTONE BIOPHARMA, LTD.**, an Anguilla company ("Cornerstone"), collectively the "Parties."

BACKGROUND

1. Fleming and Company Pharmaceuticals ("Fleming") is the owner of all right, title and interest in and to certain trademark rights and other rights in technology relating to the pharmaceutical product EXTENDRYL™ (the "Products");

2. Fleming and Champion Pharmaceutical, Inc. ("Champion") previously entered into a License Agreement, dated August 27, 2004 (the "Champion-Fleming Agreement"), whereby Champion obtained certain rights and licenses from Fleming relating to the above-mentioned trademark and other rights;

3. Pursuant to the terms of the Champion-Fleming Agreement, Champion sublicensed its rights in the Champion-Fleming Agreement to Tryon in a License Agreement dated October 1, 2004 (the "Champion-Tryon Agreement"), whereby Fleming was entitled to the same consideration from Tryon as it was entitled to under the Champion-Fleming Agreement.

4. Pursuant to a December 15, 2004 agreement, Fleming sublicensed its rights in the above-mentioned trademark and other rights directly to Tryon (the "Tryon-Fleming Agreement"), in consideration for which Tryon will pay a fee to Champion, thereby terminating the Champion-Fleming Agreement.

5. Under the Tryon-Fleming Agreement, Tryon intended to and still intends to market and sell the Products through its affiliate, Cornerstone.

6. Now, Cornerstone and Tryon desire to memorialize the terms of their arrangement.

TERMS AND CONDITIONS

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1 **Definitions**. For purposes of this Agreement, the following terms will have the following meanings:

1.1 "Affiliates" means any corporation, partnership, or other entity controlling, controlled by, or under common control with (directly or indirectly) a party to this Agreement; "control" (including, with correlative meaning, the terms "control, " "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management, whether through the ownership of voting securities or by contract or otherwise.

1.2 "FDA" means the United States Food and Drug Administration.

1.3 "Licensed Rights" means Tryon's trademark rights in EXTENDRYL™ and any Tryon-owned proprietary information relating to formulations, the testing of formulations, sales and marketing information, historical financial data and regulatory information that relate directly to Fleming's products sold under the Extendryl mark.

1.4 "Products" means any product marketed and sold by Cornerstone or its Affiliate or sublicensee under the Extendryl™ mark or that is substantially similar in formulation to any of the Extendryl™ products sold by Fleming, including any product line extensions.

1.5 "Net Sales" means total sales revenue of Products sold by Cornerstone or any of its Affiliates or sublicensees based on invoice price (i) less sales taxes, and other taxes or duties and (ii) less added shipping charges and (iii) less returns to the extent credit is given for such returns. In any case where the price of a Product is not separately stated on an applicable invoice, Net Sales means Cornerstone's and its Affiliates or sublicensees' average selling price for such Products during the period covered by the royalty report. In any case where the Product is given away, sold or transferred to an Affiliate, or sold at a discount of greater than 25% from the average selling price to non-Affiliates for such Products during the year prior to the royalty report date, the Net Sales shall be based on the average selling price for such Products to non-Affiliates during such prior year.

1.6 "Sale" or "Selling" or other similar terms means "Net Sales" and any such Sale shall be deemed to occur at the date of shipment by Cornerstone.

2 License Grant

Effective as of January 1, 2005 (the "Effective Date of the License"), Tryon hereby grants to Cornerstone an exclusive, world-wide, perpetual license, including the right to grant sublicenses, subject to section 4 below, to use the Licensed Rights, and the goodwill associated therewith, in connection with the sale, marketing, and promotion of Products, subject to the terms and conditions contained herein.

3 Consideration

3.1 Royalty. In consideration for the rights granted herein, Cornerstone, on behalf of itself and its Affiliates, will pay to Tryon royalties at the rate of 15% of the Net Sales of Products.

3.2 Assumption of Royalty Responsibility. In addition to any royalties due from Cornerstone to Tryon, Cornerstone, on behalf of itself and its Affiliates, will pay directly to Fleming and/or Champion, any royalties due them under the Tryon-Fleming Agreement on behalf of Tryon.

3.3 Payment and Reporting of Royalties. Cornerstone will pay royalties quarterly within 30 days after the end of each calendar quarter during the period for which any royalty payments may be due, and will be accompanied by a written report listing at a minimum the gross sales of Products sold by Cornerstone or its Affiliates during that calendar quarter, all credits applied to returned Product, the Net Sales on which royalties are due, and the royalty payment calculation for the applicable quarter.

3.4 Records, Inspections and Audits. Cornerstone will maintain accurate records containing sufficient data from which royalty payments due Tryon under this Agreement may be calculated. Cornerstone shall maintain those records for two years after the end of the calendar year to which those records relate. Cornerstone will, upon reasonable notice from Tryon, permit examination and/or audit of such records, at Tryon's expense, by Tryon or Tryon's designated third party accounting firm. All records disclosed during any such inspection or audit will be deemed confidential information under this Agreement, subject to Section 8 hereof. Cornerstone will cause its Affiliates and any sublicensee to comply with the provisions of this paragraph in all respects.

3.5 Payment from Tryon to Champion. Under the Tryon-Fleming Agreement, Tryon agreed to pay Champion a sum for Champion's role in bringing the Fleming and Tryon together. Under this present Agreement, Tryon and Cornerstone now agree that Cornerstone will assume the responsibility of making any such payment due Champion under the Tryon-Fleming Agreement.

3.6 Payment Details. All payments due from Cornerstone to Tryon shall be paid in United States Dollars and sent to the following address:

Tryon Laboratories, Inc.
Attn: Philip S. Pesin
27368 Via Industria, Suite 113
Temecula, CA 92590

4 Sublicenses. Subject to the prior written approval of Tryon, which approval shall not be unreasonably withheld, Cornerstone shall have the right to sublicense the Licensed

Rights subject to the terms of this Agreement and provided that Cornerstone shall remain liable to Tryon for payment of royalties based on Net Sales of Products by Tryon and its sublicensee(s) pursuant to the terms of this Agreement.

5 **Purchase of Product.** Cornerstone agrees to purchase product as indicated and at the prices set forth on Schedule A to this Agreement, which may be amended from time to time upon agreement of the parties. Tryon makes no representations or warranties, expressed or implied, including, but not limited to, implied warranties of merchantability or fitness for a particular purpose, with respect to any of the items that may be identified on Schedule A.

6 **Tryon Obligations.** Upon request of Cornerstone, Tryon will provide Cornerstone with information relating to Extendryl™ product formulation, manufacture, and testing, customer lists, physician lists, and supplier lists, provided, however, that Tryon makes no representations or warranties with respect to the accuracy or completeness of such information or its fitness for any particular purpose, and provided further that Tryon shall have no obligations to manufacture any Extendryl™ products after the Effective Date of the License.

7 **Best Efforts and Representations of Cornerstone.** Cornerstone agrees to use its best efforts to promote and market Products during calendar year 2005 and during the remaining term of this Agreement, provided that Cornerstone shall be under no obligation to continue marketing and selling any or all Products beyond calendar year 2005 subject to the termination provisions in Section 10 below. Cornerstone agrees that each of the licensed Products and uses of the licensed Trademarks under this Agreement will comply in all respects with all applicable federal, state and local rules, regulation and other laws. Cornerstone agrees and warrants that it will use its best efforts to maintain the quality and integrity of the licensed trademark under this Agreement to preserve the goodwill established for such licensed trademark. Cornerstone, on behalf of its Affiliates, represents it has the capacity to enter into and perform its obligations under this Agreement.

8 **Warranties and Representations of Tryon.** Tryon warrants and represents as follows:

8.1 Tryon owns all right, title and interest in and to the Licensed Rights, necessary and sufficient to grant the rights contemplated by this Agreement, such ownership, right, title and interest, free and clear of all encumbrances, liens and rights of third parties.

8.2 To Tryon's knowledge, there is no third party using or infringing the Licensed Rights;

8.3 Tryon has not granted, conveyed, licensed or assigned any rights in the Licensed Rights to any third party.

8.4 To Tryon's knowledge there are no legal, governmental or regulatory proceedings pending against or otherwise involving Tryon relating to any Licensed Rights.

9 Confidential Information

9.1 Nondisclosure. The parties agree to maintain the confidentiality of confidential information provided under this Agreement pursuant to the terms of the Confidential Information Non-Disclosure Agreement executed between the parties (the "CINDA").

9.2 Survival. The confidentiality provisions of this Section 9 and the CINDA will survive the termination of this Agreement and remain in full force and effect for a period of 5 years thereafter.

10 Term and Termination

10.1 Term. This Agreement shall extend indefinitely and until terminated for any of the following reasons:

10.1.1 Termination for Material Breach. Either party may terminate this Agreement upon a material breach of this Agreement by the other party; *provided, however* that the terminating party must first give the other party written notice, which notice must state the nature of the breach in reasonable detail and that the terminating party views such alleged Material Breach as a basis for terminating this Agreement under this Section and such other party must have failed to cure that alleged breach within 30 days after receipt of such notice. Material Breach shall include, but not be limited to, failure by Cornerstone to make royalty payments when due.

10.1.2 Termination for Insolvency. This Agreement may be terminated by either party, with termination effective immediately upon written notice to the opposite party if the opposite party makes an assignment for the benefit of its creditors, files a voluntary petition under federal or state bankruptcy or insolvency laws, a receiver or custodian is appointed for that party's business, or proceedings are instituted against that party under federal or state bankruptcy or insolvency laws that have not been stayed or dismissed within sixty (60) days. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code.

10.1.3 Termination for Failure to Market and Sell Products. Tryon shall have the right to terminate in the event that Cornerstone ceases operations or ceases to

actively promote and sell any Products or has less than $25,000 in Net Sales of Products in each of 4 consecutive calendar quarters.

10.1.4 Effect of Termination. In the event that either party exercises the termination provisions of Section 10.1, the license granted to Cornerstone under Section 2 of this Agreement shall be terminated.

11 Indemnifications and Insurance.

11.1 Indemnification of Tryon. Cornerstone and/or its Affiliates shall indemnify and hold Tryon and its officers, directors, shareholders, agents and employees harmless against any and all liability, damage, loss, cost or expense, including reasonable attorneys' fees, resulting from any third party claim made or suit brought against Tryon or such persons to the extent such claim is caused by or arises out of (i) Cornerstone or its Affiliates negligence or willful misconduct, (ii) Cornerstone's material breach of any terms of this Agreement, or (iii) the manufacturing, marketing, distribution, sale or use of the Products by Cornerstone or any third party, including any Product manufactured by Tryon but sold by Cornerstone or its Affiliate after the Effective Date of the License. Upon the filing of any such claim or suit, Tryon shall immediately notify Cornerstone thereof and shall permit Cornerstone at its cost to handle and control such claim or suit. Tryon shall have the right to participate in the defense of such claim or suit at its own expense. Notwithstanding anything else in this paragraph, Cornerstone shall have no indemnification obligation to the extent any claim arises out of the gross negligence or willful misconduct of Tryon.

11.2 Indemnification of Cornerstone. Tryon shall indemnify and hold Cornerstone and its officers, directors, shareholders, agents and employees harmless against any and all liability, damage, loss, cost or expense, including reasonable attorneys' fees, resulting from any third party claim made or suit brought against Cornerstone or such persons to the extent such claim is caused by or arises out of (i) Tryon's negligence or willful misconduct, (ii) Tryon's material breach of any terms of this Agreement, or (iii) Tryon's manufacturing, marketing, distribution, sale or use of any Extendryl product(s), except for products manufactured by Tryon and sold by Cornerstone or its Affiliate after the Effective Date of the License. Upon the filing of any such claim or suit, Cornerstone shall immediately notify Tryon thereof and shall permit Tryon at its cost to handle and control such claim or suit. Cornerstone shall have the right to participate in the defense of such claim or suit at its own expense. Notwithstanding anything else in this paragraph, Tryon shall have no indemnification obligation to the extent any claim arises out of the gross negligence or willful misconduct of Cornerstone.

11.3 Insurance. Cornerstone shall maintain general commercial liability, including products liability, insurance with a limit of no less than 2 million dollars in the aggregate. During the term of this Agreement, Tryon shall be named as an additional insured on Cornerstone's policy for any and all claims arising from the Products or this Agreement. A certificate of insurance, a copy of which shall be forwarded to Tryon, shall

evidence such insurance. The policy will not be cancelled or altered so as to reduce coverage unless and until Tryon shall have received thirty (30) days written notice.

12 General

12.1 Relationship of the Parties. The parties agree that each is acting as an independent contractor with respect to the other and nothing contained in this Agreement is intended, or is to be construed, to constitute a partnership or joint venture or agency relationship. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking.

12.2 Notices. Any notice or other communication hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier (with receipt confirmed), by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or upon receipt if sent by certified mail, return receipt requested, as follows (or to such other persons and/or addresses as may be specified in writing to the other party hereto):

If to TRYON:

Tryon Laboratories, Inc.
27368 Via Industria, Suite 113
Temecula, CA 92590
Attn: Philip S. Pesin
Fax: (951) 719-1139

If to CORNERSTONE:

Cornerstone Biopharma, Ltd.
2000 Regency Parkway, Suite 255
Cary, NC 27511
Attn: Craig Collard
Fax: (919) 678-6599

12.3 Successors and Assigns. The terms and provisions of this Agreement are assignable by and shall inure to the benefit of, and be binding upon each party and their respective successors, assigns, heirs and personal representatives.

12.4 Amendment. No amendment or modification of this Agreement will be binding unless it is in a writing, which states that it is an amendment to this Agreement, and is signed by both parties to this Agreement.

12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the choice of law principles of any jurisdiction.

12.6 Waiver of Breach. The waiver or failure of either party to enforce the terms of this Agreement in one instance will not constitute a waiver of that party's rights under this Agreement with respect to other violations. No waiver of any of the terms of this Agreement will be binding unless it is in writing and signed by the party granting the waiver.

12.7 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible; *provided, however,* that nothing herein shall be construed so as to defeat the overall intention of the parties.

12.8 Survival. The provisions of Sections 3, 9, 11, and 12, and any other provision which by its terms is intended to survive the termination of this Agreement will survive the termination of this Agreement and remain in full force and effect thereafter.

12.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

12.10 Entire Agreement and Cancellation of Previous Agreements. This Agreement, together with all documents referred to herein (including the CINDA) and all exhibits and schedules attached hereto or thereto, contains the entire agreement and understanding of the parties, and supersedes any prior agreements or understandings between the parties with respect to the subject matter of this Agreement.

12.11 Remedies. The parties agree, that in addition to any other relief afforded under the terms of this Agreement or by law, each party has the right to enforce this Agreement by injunction issued against the other party, it being understood that both damages and an injunction will be proper modes of relief and are not to be considered as alternative remedies.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CORNERSTONE BIOPHARMA, LTD.	**TRYON LABORATORIES, INC.**
By: ______________________	By: ______________________
CRAIG COLLARD **PRESIDENT AND CEO**	**PHILIP S. PESIN** **PRESIDENT AND CEO**